Contract Type	Nashwork

Nashwork

Super Studio

Office Lease Contract

(House Leasing Contract)

Nashwork	Contract No.: E-CZL-KX-ZZ-TI-2019022500161

Notes to Entry into of Contract and Letter of Confirmation

1.	Please confirm that before the contract is entered into, you have read the terms and conditions of this contract carefully and understand and accept such terms and conditions fully; at the same time, our company’s agent has informed you of the relevant information on the entry into of the “House Leasing Contract”.

2.	Where you have handed over any money to our company’s agent, in order to guarantee your rights and interest, you shall require our company’s agent to issue the voucher in the relevant amount and affixed with the special seal of our company for finance. As the sole voucher for the payment made by you, you shall keep such payment voucher properly. Our company shall not recognize any voucher or receipt without the special seal of our company for finance.

3.	Any other agreement than the terms and conditions of the contract to be entered into between you and our company’s agent shall be confirmed by means of the supplemental agreement, and shall not become valid without the special seal of our company for contract.

4.	Please confirm that with regard to the contents of the contract, you have read the following items carefully, and have understood and accepted such items:

1)	Stipulation on unilateral and early termination of the contract:

During the performance of the contract, where you have to terminate this contract in advance, you shall notify our company in writing at least thirty (30) days in advance, and pay our company the penalty in the amount equal to double monthly rent and monthly service charge in such case, and make compensation for the other losses incurred to our company arising therefrom (Please see the text of the contract in detail).

2)	Notes to repair and maintenance of house:

During the lease term of the house, the equipment and facilities will be subject to the wearing and aging to different extents. As the lessee, you are obligated to do a good job in the repair and maintenance of the house; where the repair is required for the damage to the equipment and facilities in such house occurring within such term, you shall take only the responsibility for the repair and maintenance of the house and appendages thereto, as well as the equipment and facilities due to the utilization or for any human cause. Where the repair and maintenance do no fall within the aforesaid scope, both parties shall resolve through otherwise negotiation according to the principle that the one causing such situation shall undertake the responsibility.

5.	This contract will generate the electronic file with the electronic signature technology; whenever it is confirmed, such file shall have the same legal effect as the contract. The file shall be confirmed in the following two ways: 1. Online confirmation by APP; 2. Offline confirmation by signing on paper document or affixing with traditional seal.

Confirmation with Signature/Seal: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Date: February 25, 2019

Nashwork’s Hotline for Service Supervision: 400 116 0055

Nashwork	Contract No.: E-CZL-KX-ZZ-TI-2019022500161

House Leasing Contract

Lessor: Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd. (Hereinafter referred to as “Party A”)

Mailing Address: Room 501-2059, Office Building of Development Zone, No.8, Xingshen South Road, Miyun District Economic Development Zone, Beijing

Party A’s Agent: Zhang Na

Telephone: 400 116 0055

Email: service02@nash.work

Lessee: Sheng Yin Xin (Beijing) Management Consulting Co., Ltd. (Hereinafter referred to as “Party B”)

Agent:

In accordance with the provisions of the “Contract Law” of the People’s Republic of China as well as the relevant laws and regulations, on an equal and voluntary basis, both parties reach the agreement on the matters concerning the house leasing, and enter into this “House Leasing Contract” (Hereinafter referred to as the “Contract”), which shall be abided by both parties.

Article 1: Basic conditions of underlying contract

(A)	Party A agrees to lease:

The house located at Room 1102, Building 6#, Yard No.93, Jianguo Road, Chaoyang District, Beijing (Hereinafter referred to as the “underlying house”) in a well-equipped and leasable condition to Party B for use; the conditions of the house upon the handover for examination shall be subject to the “Letter of Confirmation for Handover of Underlying House”, which shall be signed by both parties in the format as set forth in the Appendix 3 to the Contract.

(B)	The underlying house under this contract shall be used only as the office. The formalities for registration for industry and commerce shall be gone through before the underlying house is put into service. Party B makes the commitment to abide by the national and municipal regulations on the house occupation and the property management as well as Party A’s regulations on property management. Party B shall provide Party A with the relevant documentary evidences (Including but not limited to the business license, and the business qualification for special industry) on the Party B’s right to operate the aforesaid house before the Contract is entered into. Without the written consent of Party A, Party B shall not change the intended use as stipulated above without authorization and unless it is reported to the relevant government department for approval.

(C)	The underlying house covers a floor area of 127.09 square meters.

(D)	Contract type of the house: Initial contract.

Article 2: Term of lease and date of delivery

(A)	The term of lease under the Contract shall start from March 5, 2019 (Hereinafter referred to as the “starting date”) and expire on March 4, 2020 (Hereinafter referred to as the “expiry date”). Party A shall deliver the underlying house in the conditions as stipulated to Party B prior to the starting date of lease under the Contract. The standard for the underlying house to be delivered by Party A shall be subject to the actual conditions on site. The delivery of the underlying house shall be deemed as completed when both parties inspect and accept such house and fill in the “Letter of Confirmation for Handover of Underlying House”. Both parties agree that the aforesaid confirmation document shall be used as the basis for acceptance when Party A is delivering the underlying house to Party B and when Party B is returning such house to Party A upon the termination or early rescission of the Contract.

(B)	The underlying house shall be delivered to Party B on the starting date (Hereinafter referred to as the “date of delivery”) unless Party A notifies Party B otherwise in writing. In case of the failure to go through the formalities for delivery of the underlying house on the starting date for any reason attributable to Party A, both the staring date and the expiry date of the lease term shall be postponed accordingly; in case of the failure to go through the formalities for delivery of the underlying house on the starting date for any reason attributable to Party B, the underlying house shall be deemed as delivered to Party B on the starting date, and Party B shall pay the rent, service charge, and other expenses as stipulated in the Contract from the starting date.

Article 3: Rent, guarantee deposit, and service charge for house

(A)	House rent:

House rent for the first year: RMB 22,572 Yuan/month;

(B)	Payment term for house rent: The rent shall be paid once every three (3) months, and shall be paid prior to the occupation. Party B shall pay the house rent for the next period at least fifteen (15) days prior to the due date of the house rent for each period. Please see the Appendix 2 “Schedule for Payment of House Rent and Guarantee Deposit” to the Contract for the specific date of payment and the amount of the rent in detail.

(C)	Guarantee deposit for house: Party B shall pay Party A the guarantee deposit in the amount of RMB 68,400.00 Yuan (In words: RMB Sixty-Eight Thousand Four Hundred Yuan Only), which shall be paid on the day on which the Contract is entered into. Where Party B fails to pay the rent and guarantee deposit for the house as stipulated in the Contract, Party A shall have the right not to deliver the underlying house and to terminate the Contract. Upon the expiry of the lease term or the termination of the Contract, the guarantee deposit for the house shall be used to offset against the costs and rents to be paid by Party B, as well as the liquidated damage to be borne by Party B, the residual balance (If any) shall be refunded in full to Party B without the accrual of interest, and the insufficient amount shall be further paid off by Party B. Party B shall not require to offset the rent and service charge for the house with the guarantee deposit except as aforesaid.

(D)	Service charge: Within the validity term of the Contract, Party B agrees that Party A may provide Party B with the house upgrading services (Including the space design, decoration service, office furniture assembly and installation service), and the management services (Including the space cleaning service, space maintenance service, wireless Wi-Fi service) with the underlying house as the carrier. Please see the Appendix 4 “Notes to Management Services” for details. For the aforesaid hose upgrading services and management services to be provided by Party A, Party B shall pay Party A the house upgrading service charge and the management service charge (Hereinafter referred to as the “service charge”).

The amount of the service charge is shown as follows:

The service charge for the first year: RMB 14,500.80 Yuan/month.

(E)	Payment term for service charge: The service charge shall be paid once every three (3) months, and shall be paid prior to the use. The service period corresponding to such service charge shall be consistent with the period corresponding to the house rent. Party B shall pay the service charge for the next period at least fifteen (15) days prior to the due date of the service charge for each period. Please see the Appendix 2 “Schedule for Payment of House Rent and Guarantee Deposit” to the Contract for the specific date of payment and the amount of the service charge in detail.

(F)	During the performance of the Contract, the property management fee of such underlying house and the heating fee (If any) for the central heating system shall be paid by Party A, and the other costs and expenses occurring in relation to the underlying house shall be borne by Party B independently.

Article 4: Party A’s rights and obligations

(A)	Party A shall present Party B the relevant certificates proving that Party A has the right to lease the underlying house under this contract.

(B)	Party A shall deliver the underlying house in a tidy condition and the equipment and facilities therein in a good condition to Party B for use, and remove the equipment and facilities in no relation to the “Letter of Confirmation for Handover of Underlying House”.

(C)	During the performance of the Contract, Party A shall not enter the underlying house without the consent of Party B, except for the otherwise specially stipulated herein or the special circumstances such as water leakage or firing.

(D)	Party B shall not cause any damage to the equipment and facilities in the house; in case of the change to the internal structure and decoration of the house or the installation of the equipment and facilities affecting the structure of the house, Party B shall obtain the prior written consent of Party A and pay the costs and expenses fully. Upon the throwing of the lease, Party A shall have the right to require Party B to reinstate the house or pay Party B the costs required for such reinstatement engineering except for the otherwise stipulated in the Contract.

(E)	Upon the termination of the Contract or the early rescission of the Contract, Party B shall work with Party A to check the indoor equipment and facilities; if such equipment and facilities are in a good condition, and the conditions of the underlying house are consistent with those upon the delivery by Party A to Party B, and Party B has paid off all the costs and expenses arising from the occupation of the underlying house (Including but not limited to the water, electricity and gas charges, Internet access and telephone fees, cable television bill, and parking fee), completed the formalities for registration migration (If any), and handed over the door keys of the underlying house to Party A (Hereinafter referred to as the “throwing formalities”), Party A shall refund the guarantee deposit in full to Party B without the accrual of interest an within seven (7) working days after going through the formalities for throwing of lease.

(F)	Party A shall have the right to supervise Party B to use the underlying house legally; in case of any liability or any loss incurred to Party A due to Party B’s illegal action or Party B’s violation of the application range and purpose of the underlying house as stipulated in the Contract or the improper use of the underlying house, Party B shall be liable for compensation. In case of the damage to or failure in the underlying house and the auxiliary equipment and facilities, and the damage to or failure in the quick-wear and consumable facilities of the house due to the improper use by Party B, Party B shall be responsible for repair and pay the relevant costs; if Party B refuses to repair, Party A may repair on behalf at Party B’s cost.

(G)	Party B shall vacate and reinstate or restore the underlying house to the conditions acceptable to Party A on the termination date of the contract or on the day on which the Contract is rescinded in advance (Party A shall not pay Party B any costs and expenses for the decoration or appendage left) and return such house to Party A. Party A shall make no compensation for the loss of the value of the decoration facilities or equipment arising from the reinstatement of the underlying house by Party B.

(H)	While Party B returns the underlying house to Party A as stipulated in the Contract, both parties shall enter into the “Letter of Confirmation for Handover of Underlying House” in the format of the Appendix 3 to the Contract. After entering into such letter of confirmation, or after Party B has actually removed from the underlying house but such letter of confirmation is not entered into by both parties, or after Party B has left from the site, or if Party B fails to move out the items of the underlying house within five (5) natural days after the time limit, Party B shall be deemed as the waiver of the title to any decoration, fitting, facility and equipment, and item left in the underlying house, and Party A shall have the right to dispose of them at his own discretion; any disposal expense (Including but not limited to the handling fee and notarial fee) arising therefrom shall be borne by Party B, and Party A shall have the right to deduct such expense from the guarantee deposit, and Party A’s further right to recover from Party B shall not be discharged.

(I)	Where Party B fails to return the underlying house to Party A as stipulated in the aforesaid Paragraph (G) of Article 4 for any reason, Party A shall have the right to take the measures against the underlying house such as the cutoff of water supply and power supply, the cutoff of Internet, communication, and air conditioning supply, and/or the measures such as replacement of door locks of the underlying house, and deactivation of Party B’s employee cards, and/or the measures such as entry into the underlying house, repossession of the underlying house, and reinstatement of the underlying house to the conditions upon delivery. Party B shall not raise any objection to the above measures to be taken by Party A, or investigate and affix Party A’s any responsibility, or make claim to Party A for any compensation. In addition, Party B shall also pay Party A the house occupation fee in the amount equal to double sum of the daily rent and the daily service charge on a daily basis, which shall be calculated on the basis of the monthly rent and the monthly service charge upon the termination of the Contract or the early rescission of the Contract, and pay the relevant costs of the public utilities, until Party B completes the aforesaid the returning works. Moreover, Party B shall make compensation for all the losses (Including but not limited to the notarial fee, attorney’s fee, legal cost, the cost for reinstatement of the underlying house, and the penalty to be paid by Party A to the next lessee) incurred to Party A arising therefrom.

(J)	Within one (1) month prior to the expiry of the lease term of the Contract, Party A may negotiate with any third party on the lease of the underlying house in advance, Party B shall cooperate with Party A, including but not limited to the assistance such as permitting Party A or its agent to take such third party to inspect the house.

Article 5: Party B’s rights and obligations

(A)	Party B shall have the right to use the underlying house after making full payment of the rent, service charge and guarantee deposit on schedule in accordance with the terms and conditions of the Contract.

(B)	Party B shall pay the costs and expenses as stipulated in Article 3 of the Contract on schedule.

(C)	Party B shall use the equipment and facilities in the underlying house properly, and make compensation according to the cost in case of any damage thereto.

(D)	Party B shall have no right to sub-lease the underlying house under the Contract in full or in part without the written consent of Party A.

(E)	Party B shall move out all of Party B’s items of the underlying house prior to the expiry date of the lease term (Including such date) or on the day on which the Contract is terminated in advance; in case of the failure to move out overdue for at least five (5) natural days, Party B shall be deemed as the automatic waive of the title to the items left in the underlying house, and Party A shall have the right to dispose of such items without the payment of any expense to Party B.

(F)	Upon the expiry of the lease term, where Party B does not violate the terms and conditions of the Contract during the performance period of the Contract and Party A intends to lease the underlying house, Party B shall be entitled to the first tenant right on the same terms and conditions granted to the other lessees. Where Party B intends to renew the lease, Party B shall file the written application for lease renewal to Party A at least sixty (60) days prior to the expiry of the lease term as stipulated in the Contract, and both parties may renegotiate and enter into a new lease contract with the written consent of Party A. Where Party B fails to file the written application for lease renewal within the aforesaid time limit or both parties fail to enter into the new lease contract within one (1) month after Party B files the application for lease renewal or Party A disagrees to further lease the underlying house to Party B, Party B shall loss the first lease right to the underlying house as a result, and the Contract shall terminate naturally upon the expiry of the lease term, and Party B shall return the underlying house as stipulated in the Contract.

(G)	Party B shall abide by the national laws, regulations and technical specifications on fire prevention, enforce the local firefighting regulations in the jurisdiction where the underlying house is located in, as well as the safety rules formulated by Party A, and fulfill its own duties on fire safety, so as to guarantee the fire safety. Party B shall not damage, embezzle, dismantle and shut down the firefighting facilities and appliances, and shall not change the installation positions of the firefighting devices without authorization.

(H)	Party B shall pay attention to the waterproof and fire prevention; in case of the damage to Party A and/or the other third parties due to flood or fire for any reason attributable to Party B, Party B shall undertake the relevant civil and criminal liabilities, and undertake the compensation liability for all the losses arising therefrom.

(I)	Party B shall waive the preemptive right to the underlying house.

(J)	Where Party B violates the contract and throws the lease in the midway, Party B shall return the invoices originally issued for rents and service charges (If any) to Party A, and Party A shall reissue the invoices for the rents and service charges to Party B according to the actual term of lease.

(K)	In the underlying house, Party B shall not store the hazardous goods nor engage in any illegal activity. Where the underlying house is closed down by any judicial or administrative organ for any reason attributable to Party B, Party B shall make compensation for all the losses incurred to Party A arising therefrom, including but not limited to the cost for engagement of the lawyer by Party A, and the loss of rent and service charge receivable by Party A during the period of closedown.

(L)	Party B shall migrate the industrial & commercial and taxation registration address out of the underlying house or deregister such address within thirty (30) days upon the termination of the Contract or the early rescission of the Contract.

(M)	Party B shall abide by and perform the Contract for all purposes; where Party A safeguards the legitimate rights and interests by the legal means due to Party B’s breach of the Contract, Party B shall make compensation to Party A for the attorney’s fee, notarial fee, preservation cost, and traveling cost, and other expense arising therefrom.

Article 6: Repair and maintenance of house

(A)	Within the term of lease, Party A shall be responsible for the repair and maintenance as a result of the aging of the house and the appendages thereto, equipment and facilities (But not including the items, equipment and facilities brought by Party B); Party B shall undertake the maintenance, repair and compensation responsibilities due to the improper use and storage of the house and the appendages thereto, equipment and facilities or for any human cause; where the repair and maintenance do no fall within the aforesaid scope, both parties shall resolve through otherwise negotiation according to the principle that the one causing such situation shall undertake the responsibility.

(B)	Within the term of lease, Party B shall maintain the normal service of the existing equipment and facilities in the house; and no adjustment shall be made without the prior written consent of Party A.

(C)	Regardless of the aforesaid provisions, whenever Party A is willing to maintain and repair the underlying house within the term of lease, Party B shall cooperate with Party A. Where Party A fails to maintain and repair on time due to Party B’s negligence or refusal to cooperate, Party B shall bear all the losses (Including the paid costs for maintenance and repair by a third party) arising therefrom.

Article 7: Termination of contract

(A)	In case of any of the following acts committed by Party A, Party B shall have the right to terminate the Contract:

(1)	Party A is unable to provide the relevant certificates for the right to lease the underlying house, so that Party B is unable to use the underlying house;

(2)	The house as well as the equipment and facilities to be provided by Party A do not meet the requirements as stipulated severely, so that Party B is unable to use the underlying house;

(3)	Party B is unable to use the underlying house for more than thirty (30) days because the organs of power restrict the real estate right in the underlying house by statutory ruling, decision on closedown, compulsory enforcement or other means for any reason attributable to Party A;

(4)	Party A’s assets are subject to detainment, enforcement, or the other judicial and administrative proceedings with prejudice to the rights and interests in such assets, so that the further performance of the Contract is impossible;

(5)	Party A is subject to the insolvency and liquidation proceedings (Unless such liquidation is for the purpose of merger or reorganization), so that the purpose of the Contract cannot be achieved;

(6)	Party A closes or will close its business, so that the purpose of the Contract cannot be achieved;

(7)	Party A indicates that it will not continue to perform the Contract expressly or by its own conduct.

(B)	In case of any of the following acts committed by Party B, Party A shall have the right to terminate the Contract, and take back the underlying house:

(1)	Party B fails to pay the guarantee deposit as stipulated in the contract, or fails to go through the formalities for house handover with Party A within ten (10) days after the date of delivery as stipulated;

(2)	Party B fails to pay, in full and on schedule, the rent, service charge, guarantee deposit, and other expenses payable by Party B for at least ten (10) days as according to the Contract, or the amount of the owed rent, service charge, and the other expenses payable by Party B is higher than 15% of the sum of the monthly rent and the monthly service charge;

(3)	Without the written consent of Party A, Party B dismantles, modifies, and changes the internal and external structure of the underlying house without authorization, or the equipment and facilities of the underlying house are damaged for any reason attributable to Party B and not repaired on time, or Party B changes the intended use of the underlying house without authorization by violation of the provisions of Paragraph (B) of Article 1 hereof;

(4)	Party B makes use of the underlying house to store the hazardous goods or conduct the illegal activities;

(5)	Party B subleases the underlying house to a third party or uses the underlying house in cooperation with a third party without the written consent of Party A;

(6)	Party B’s assets are subject to detainment, enforcement, or the other judicial and administrative proceedings with prejudice to the rights and interests in such assets, so that the further performance of the Contract is impossible;

(7)	Party B is subject to the insolvency and liquidation proceedings (Unless such liquidation is for the purpose of merger or reorganization), so that the purpose of the Contract cannot be achieved;

(8)	Party B closes or will close its business, so that the purpose of the Contract cannot be achieved;

(9)	The other circumstances, under which the benefits of Party A or the lessor of the house property are impaired or the further performance of the Contract is impossible for any reason attributable to Party B, occur;

(10)	Party B indicates that it will not continue to perform the Contract expressly or by its own conduct;

(11)	Party B violates the other terms and conditions of the Contract, and fails to remedy within fourteen (14) days after receiving the written notice from Party A.

(C)	Where either party has to terminate the Contract unilaterally for his own reason, such party shall notify the other party in writing at least one (1) month in advance; where the other party consents to the termination, the party proposing the termination shall pay the other party the penalty in the amount equal to double sum of the monthly rent and the monthly service charge for the underlying house under the Contract. Where Party B has to terminate the Contract unilaterally for his own reason and with the consent of Party A, Party B shall notify Party A in writing at least one (1) month in advance, and then cooperate with Party A when Party A takes the potential lessee to inspect the house at the time as stipulated.

(D)	The other statutory circumstance under which the Contract shall be terminated.

Article 8: Liability for breach of contract

(A)	Where Party B terminates the Contract with Party A for any reason as stipulated in Paragraph (A) of Article 7 herein, on the premises that Party B has paid off all the costs and expenses incurred due to the use of the underlying house, the rents and service charges payable by Party B shall be settled according to the actual days of usage; Party A shall refund to Party B the rent, service charge and guarantee deposit which have been paid but not applied, and shall pay Party B the penalty in the amount equal to double sum of the monthly rent and the monthly service charge for the underlying house under the Contract.

(B)	Where Party B fails to make the full payment of the rent, service charge, and other expenses payable by Party B on schedule as stipulated in the Contract, Party B shall pay Party A the penalty for the overdue payment in the amount equal to 1% of the due and unpaid sum for every overdue day. Where Party A terminates the Contract according to Item (2) of Paragraph (B) of Article 7 herein, Party B shall still pay Party A the penalty for overdue payment in the amount equal to 1% of the due and unpaid sum according to the days of overdue payment prior to the termination of the Contract.

(C)	Where Party A terminates the Contract with Party B for any reason as stipulated in Paragraph (B) of Article 7 herein, on the premises that Party B has paid off all the costs and expenses incurred due to the use of the underlying house, the rents and service charges payable by Party B shall be settled according to the actual days of usage, and Party B shall pay Party A the penalty in the amount equal to double sum of the monthly rent and the monthly service charge for the underlying house under the Contract, which may be deducted directly from the rent, service charge and guarantee deposit which have been paid by Party B but not applied; any residual balance after such deduction shall be refunded by Party A to Party B, and the deficiency amount shall be made up by Party B.

(D)	Where Party B fails to migrate the industrial & commercial and taxation registration address out of the underlying house or deregister such address within thirty (30) days upon the termination of the Contract or the early rescission of the Contract, Party B shall pay Party A the compensation for loss of rent and service charge in the amount equal to 100% of the sum of the monthly rent and the monthly service charge for the underlying house under the Contract. Where Party B fails to migrate the industrial & commercial and taxation registration address out of the underlying house or deregister such address within thirty (30) days upon the termination of the Contract or the early rescission of the Contract, in addition to the payment of the aforesaid compensation, Party B shall also pay Party A the penalty in the amount equal to 200% of the sum of the monthly rent and the monthly service charge for the underlying house under the Contract for every day delayed since the 31st day. The aforesaid compensation and penalty may be deducted by Party A directly from the rent, service charge and guarantee deposit which have been paid by Party B but not applied; any residual balance after such deduction shall be refunded by Party A to Party B, and the deficiency amount shall be made up by Party B.

Article 9: Liability exemption condition

(A)	In case of the impossible further performance of this agreement or the loss incurred due to the force majeure factor, either party shall take no liability to each other.

(B)	The force majeure means the unforeseeable, unavoidable, and unconquerable objective circumstances, including but not limited to earthquake, tsunami, riot, and act of government.

(C)	When the force majeure event occurs, either party shall be liable to notify the other party immediately of the occurrence of such force majeure event, and shall take the necessary measures to prevent the further loss. In case of the further loss due to the negligence to notify or negligence to take necessary preventive measures, such party shall undertake the compensation liability to the other party for such further loss.

(D)	In the event that the Contract is terminated for the aforesaid reason, the rent and the service charge shall be calculated according to the actual time of usage. If the time is less than a whole month, the rent and service charge shall be calculated according to the number of days, and the balances will be paid to either party as the case may be.

Article 10: Notice and service

(A)	In addition to the mailing addresses and the contact persons as set forth in the Appendix 1 hereto “Settled Enterprise / Individual Information Table”, the address of the underlying house shall also be deemed as the valid address and contact person for Party A to send the notice to Party B under this contract. Party A’s mailing address and contact person as set forth on Page [2] of this contract shall be the valid address and contact person for Party B to send the notice to Party A. both parties confirm that the aforesaid mailing addresses shall be the valid service address of the parties for the litigation instruments respectively in case of any dispute arising between both parties unless such mailing addresses are changed according to the following Paragraph (B).

(B)	If either party designates the other address and contact person or changes the address and contact person, such party shall notify the other party in writing immediately. The party negligent in notification shall undertake the legal consequences which are unfavorable to such party.

(C)	If the notice is sent to the courier for delivery or delivered by hands, such notice shall be deemed as served when the other party signs for it (Any person’s signature affixed under the mailing address of either party shall be deemed as the authorized signature of the recipient); where the date of sign-for is undefined or the notice is returned due to the unsuccessful receipt and rejection by the recipient or the change of address, such notice shall be deemed as served on the fifth day after the notice is sent or delivered by courier or by hands; if the notice is sent by registered mail, such notice shall be deemed as served on the fifth day after the delivery; if the notice is sent via email, such notice shall be deemed as served when the data message of such notice arrives in the email as designated by the other party; if the time at which the data message of such notice arrives in the email as designated by the other party, the notice shall be deemed as served on the day on which the email is sent successfully as indicated in the sender’s system. In addition to the above modes of service, Party A may also post the relevant notices or documents at the door of the underlying house, and the date of posting shall be deemed as the date of service.

(D)	Either party must send to the other party the notice of important matters involving the claim, waive, alternation or release of the rights or obligations under the Contract in writing.

Article 11: Miscellaneous

(A)	Definition of daily rent

(1)	Definition of contractual month: Taking the first contractual month as the example, the starting date of the contractual month shall be deemed as the lease commencement date under the Contract, and the ending date of the contractual month shall be the number of the month within which the lease commencement date under the contract plus 1 and the number of the date minus 1.

(2)	Definition of daily rent: Daily rent = Monthly rent / Number of natural days in each “contractual month”.

Example: The amount of the monthly rent under the contract is RMB 5,000 Yuan, and the estimated period corresponding to the house rent is from February 15, 2016 to May 14, 2016, so the total amount shall b RMB 15,000 Yuan. The respective daily rent corresponding to each contractual month is shown as follows:

The first contractual month: From February 15 to March 14, there are 29 days in such contractual month, and the daily rent = RMB 5,000 Yuan/29 days = RMB 172.41 Yuan;

The second contractual month: From March 15 to April 14, there are 31 days in such contractual month, and the daily rent = RMB 5,000 Yuan/31 days = RMB 161.29 Yuan;

The third contractual month: From April 15 to May 14, there are 39 days in such contractual month, and the daily rent = RMB 5,000 Yuan/30 days = RMB 166.67 Yuan;

(3)	Definition of daily service charge: Daily service charge = Monthly service charge / Number of natural days in each “contractual month”.

Example: The amount of the monthly service charge under the contract is RMB 5,000 Yuan, and the estimated period corresponding to the house service charge is from February 15, 2016 to May 14, 2016, so the total amount shall b RMB 15,000 Yuan. The respective daily service charge corresponding to each contractual month is shown as follows:

The first contractual month: From February 15 to March 14, there are 29 days in such contractual month, and the daily service charge = RMB 5,000 Yuan/29 days = RMB 172.41 Yuan;

The second contractual month: From March 15 to April 14, there are 31 days in such contractual month, and the daily service charge = RMB 5,000 Yuan/31 days = RMB 161.29 Yuan;

The third contractual month: From April 15 to May 14, there are 39 days in such contractual month, and the daily service charge = RMB 5,000 Yuan/30 days = RMB 166.67 Yuan;

Definition of daily service charge: Daily service charge = Monthly service charge / Number of natural days in each “contractual month”.

(B)	Notes to account of payment

Collection method of rent: The payment methods of the rent include the payment at POS, and the remittance of cheque to the account as designated by Party A. Party A’s rent collection account is shown as follows:

Name of account: Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd.

Deposit bank: Beijing Asian Sports Village Branch of China Merchants Bank

Account No.: 110933120110901

Article 12: Settlement of dispute and effectiveness of contract

(A)	Any dispute arising from the Contract shall be settled by the parties through negotiation; if such negotiation is unsuccessful, the lawsuit shall be brought to the people’s court with competent jurisdiction in the place where the underlying house is located.

(B)	The execution and performance of, the interpretation to, and the settlement of dispute under the Contract shall be governed by the laws of the People’s Republic of China; for the only purpose of the Contract, the People’s Republic of China referred to herein shall not include Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan.

(C)	This agreement is in duplicate, either party holds one. For any matter not covered herein, the supplementary terms and conditions shall be entered into otherwise. Both the supplementary terms and conditions and the appendices hereto shall constitute an integral part of this agreement, and have the same legal effect as this agreement.

(D)	This agreement is entered into on February 25, 2019, and comes into effect upon the online APP confirmation by Party B or the offline confirmation by signing on paper document or the traditional seal affixed by Party B.

Lessor (Party A): Special Seal of Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd.

Party A’s Seal: Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd.

Agent: Zhang Na

Lessee (Party B):

Party B’s Seal: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Agent:

Nashwork	Contract No.: E-CZL-KX-ZZ-TI-2019022500161

Appendix 1: Settled Enterprise / Individual Information Table

Settled Enterprise / Individual Information Table

To: Distinguished lessee

In order to better serve both parties hereto and maintain the statutory rights and interests of either party, you are required to assist our company to fill in the columns of the following table.

For the information provided by you, our company will abide by the professional ethics strictly, and maintain it confidentiality according to law.

Corporate User (Fill in with following information)
*Name of Enterprise	Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.	*Enterprise Email	13681422333@168.com
*Type of Documentary Evidence	Business license
*Documentary Evidence Code	Unified social credit code (Registration No.): 911101053182983370
*Type of Industry	Others	*Scale of Company	In-service Staff: 15-30 employees
*Mailing Address	Unit 13-14, Apartment 1501#, Unit 1, Building 1#, No.1, East Third Ring Middle Road, Chaoyang District, Beijing
*Contact Person	Li Yi	*Email	13681422333@168.com
*Telephone	13681422333
Remark
Individual User (Fill in with following information)
*Name
*Name of Certificate
*Certificate No.
*Mailing Address
*Telephone		*Email
Employer		Type of industry
Entrusted Agent (If any, fill in with following information)
*Name
*Name of Certificate
*Certificate No.
*Mailing Address
*Telephone		*Email

 Note: 1. The fields with “*” in the table are the required fields;

I / we make the commitment that the aforesaid information to be filled in by me / us shall be authentic, lawful, and valid.

Lessee (Seal): Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Date of Signing: February 25, 2019

Nashwork	Contract No.: E-CZL-KX-ZZ-TI-2019022500161

Appendix 2: Schedule for Payment of House Rent and Guarantee Deposit

Schedule for Payment of House Rent and Guarantee Deposit

Term of contract: The term of lease shall start from March 5, 2019 and end on March 4, 2020.

Years of lease and rent and service charge:

1st year of lease: From March 5, 2019 to March 4, 2020, the amount of the rent is RMB (In figures) ￥22,572.00 Yuan/month, and the amount of the service charge is RMB (In figures) ￥14,500.90 Yuan/month;

Schedule for payment of guarantee deposit and rent:

1.	Schedule for payment of guarantee deposit

The deposit in the amount of RMB 68,400.00 Yuan shall be paid on February 25, 2019;

2.	Schedule for payment of rent

1)	The amount of RMB 111,218.40 Yuan (Including the rent of RMB 67,716.00 Yuan and the service charge of RMB 43,502.40 Yuan) shall be paid on March 5, 2019; the period corresponding to such amount is from March 5, 2019 to June 4, 2019;

2)	The amount of RMB 111,218.40 Yuan (Including the rent of RMB 67,716.00 Yuan and the service charge of RMB 43,502.40 Yuan) shall be paid on May 21, 2019; the period corresponding to such amount is from June 5, 2019 to September 4, 2019;

3)	The amount of RMB 111,218.40 Yuan (Including the rent of RMB 67,716.00 Yuan and the service charge of RMB 43,502.40 Yuan) shall be paid on August 21, 2019; the period corresponding to such amount is from September 5, 2019 to December 4, 2019;

4)	The amount of RMB 111,218.40 Yuan (Including the rent of RMB 67,716.00 Yuan and the service charge of RMB 43,502.40 Yuan) shall be paid on November 20, 2019; the period corresponding to such amount is from December 5, 2019 to March 4, 2020;

(No Text Below)

Lessor (Party A): Special Seal of Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd.

Party A’s Seal: Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd.

Agent: Zhang Na

Lessee (Party B):

Party B’s Seal: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Agent:

Nashwork	Contract No.: E-CZL-KX-ZZ-TI-2019022500161

Appendix 3: Letter of Confirmation for Handover of Underlying House

Letter of Confirmation for Handover of Underlying House

Basic Information
Internet Account		Initial Internet Password

Decoration	Name of Item	Conditions of Decoration		Remark
	Floor	Carpet: pieces:
	Wall	Logo wall: pieces: Others:
Window
	Door	Anti-theft door: pieces; Indoor doors: pieces;
	Partition	Quantity: pieces; material: partition of the house cannot be dismantled;
Others
Item	Name of Article	Brand	Quantity	Damage
Furniture in office area	Boss desk
Office table
Single-row table for one
Single-row table for two
Single-row table for three
Seats for two
Seat for four
Seat for six
Boss chair
Station chair
Mobile cabinet
File cabinet
Lamp on boss table
Others
Others
Furniture in leisure area	Negotiating table
	Table	None
	Folding table	None
Tea table
	Side table	None
Lounge chair
Love-seat sofa
Prince stool
Bar chair
Bar table (long)
Bar table (circular)
Footstool
Others
Others
Others

Furniture in conference area	Conference table for one
Conference table for three
Conference table for four
Conference table for six
Conference chair
Others
Others
Accessories in rest area	Bench pendant lamp in water bar
Message board in water bar
Wall lamp
Decorative painting
TV frame
	Mirror	None
Coat hanger
Others
Others
Electric appliance	Television
Remote control of electric appliance
Air conditioner
Remote control of air control
Refrigerator
Microwave oven
Router/switch
Information on charges	Item	Meter base	Balance / Yuan	Payment code	With / without card	Remark
Cold water
Reclaimed water
Hot water
Fuel gas charge
Ammeter
Others

Information on key token	Item	Quantity / unit	Paid or not	Remark
Key
Access control card
Smart door lock
Others
Both parties jointly confirm that the above conditions meet the requirements for delivery and acceptance of the member’s space, and approve the handover.
Delivery date of house:
Party A’s seal: Special Seal of Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd.				Party B’s seal:
Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd.				Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.
Note: This letter of confirmation shall become valid only for the relevant “House Leasing Contract”.

Nashwork	Contract No.: E-CZL-KX-ZZ-TI-2019022500161

Appendix 4: Notes to Management Services

House Upgrading Service Period of Service: Covering the term of service contract

Item	Content of Service
Content of service

1. Space design service: On the basis of the original structure and conditions of the underlying house, in combination with Party A’s understanding of the office scenario, make the spatial arrangement and planning, and carry out the spatial function design;

2. Decoration service: On the basis of the space design scheme, carry out the constructions of the hardware transformation, water and power supply transformation for the underlying house, in order to ensure the comfortable working conditions in the underlying house;

3. Office furniture and appliance installation service: On the basis of the space design scheme, implement the office furniture design, customized assembly, soft adornment design, customized assembly, and provide the office appliances, in order to meet the requirement for full furnishing of the space.

Commitment of service

The space designer with long-term industrial experience shall make overall planning and design of the space;

The materials conforming to national requirements shall be used, and the professional construction shall be conducted on the basis of the professional specifications as required by the state;

The brand electric appliances and brand furniture shall be provided in order to guarantee the quality of the space.

“Weekly Cleaning” Cleaning Service Frequency of Service: Once every week

Item	Content of Service
Content of service

Quality guarantee: Rework unconditionally within three (3) days for the unsatisfactory service.

Time effect guarantee: Every serviceman shall cover 5km, and provide the on-the-spot service in four (4) hours.

Personnel guarantee: The cleaning workers shall not go on duty without certification.

Disinfection guarantee: The professional high-pressure vapor cleaning equipment shall be provided.

Content of service	Deducting cleaning	The cleaning range of the “weekly cleaning” cleaning service covers the boss room, office area, rest room, water bar, and leisure area.
Disinfection cleaning

Features services of “weekly cleaning” cleaning:

After the high-temperature vapor disinfection of the toilet, toilet lid, and bowl with German Karcher® high-temperature vapor disinfector, stick the disinfection seal; put the toilet bowl cleaner into the tank of the toilet, clean and sterilize the bow continuously, so as to offer the double guarantee.;

Sterilization cleaning

Special services of “weekly cleaning” cleaning:

Implement the operations of sterilization and disinfection for the door lock, door knob, and door access phone with the disposable medical alcohol pad (3M brand with alcohol content of 75%);

Cleaning standards

1. Floor: Free of dirt, clean without dust and odor;

2. Rest room: Free of debris and odor; overall clean without waterlogging; toilet, wash basin, mirror, wall, and floor are wiped up;

3. Office furniture: Free of dust, and the articles are arranged in order (Subject to the requirements of the members);

4. Tea room: Clean and tidy, free of dirt and waterlogging;

5. Window sill and balcony: Free of dust and water ponding, free of waste and odor in the surroundings, and the articles are arranged in order;

6. Power switches and lamps: Free of dust and dirt;

7. Firefighting devices: Free of dust and dirt;

8. Tags and marks: Free of dust and dirt;

9. Trash can: Free of dirt, dust, water ponding, free of waste in surroundings; clear away the wastes in the trash can.

Underlying House Repair Service Frequency of Service: At actually required by Party B

Item	Content of Service
Content of service	Door-to-door repair implemented in forty-eight (48) hours; Provide the detection service free of charge; Party A shall bear all the costs of the repair arising from the non-human damage.
Range of repair

The electric appliances and office furniture, which are not the main structure of the house, not the water, power, and gas meters and the house pipelines, and go beyond the quality warranty period as committed by the service provider.

1. Walls, doors and windows;

2. Water and heat supply, and circuits;

3. Electric appliances and equipment;

4. Office furniture.

Commitment of service

1. For the comprehensive repair system, the personnel shall make the house call within twenty-four (24) hours after the reporting;

2. For the electrical repair system, the personnel shall make the house call within thirty-six (36) hours after the reporting;

3. For the emergency repair, the personnel shall make the house call within two (2) hours after the reporting.

Wireless Wi-Fi Service Period of Service: Covering the term of service contract

Item	Content of Service
Content of service	1. 50M standard broadband (Excluding special items); 2. Internet access into household and installation of Wi-Fi equipment; 3. Provision of enterprise-level wireless router.
Commitment of service	Stable and rapid Internet service.

Supervised by Ministry of Construction of the People’s Republic of China

Construction House Registration No.: 11001

Beijing Property Right Certificate Chaoyang Private No.125862 [05]

In accordance with the Constitution of the People’s Republic of China and the Law of the People’s Republic of China on Urban Real Estate Management, in order to protect the property right owner’s legal rights and interest, the property as set forth herein for which the property owner files the application for registration is reviewed and verified authentic, and this certificate is hereby issued.

Issuing authorities (Seal): Beijing Committee of Construction (Seal)

Housing owner	Yu Hongmei
Location	Room 1102, Building 6#, Yard No.93, Jianguo Road, Chaoyang District
Land (Parcel) No.	I-2-2-90 (1)	Type	Private estate
Conditions of housing	Building No.	Room No.	Structure	Total stories of building	Floor	Floor area (m2)	Designed purpose
No.6	1102	Steel reinforced concrete	30 (02)	10th	127.09	Dwelling (Apartment)

127.09
Co-owners: owners including	Co-ownership certificate No.: From To
Abstract of land use conditions
Land certificate No.	Usable area (m2)
Nature of ownership	Service life	From YY MM DD To YY MM DD
Abstract of other rights
Obligee	Type of Right	Scope of Right	Value of Right (RMB Yuan)	Date of Creation	Period Stipulated	Date of cancellation
China Minsheng Bank Beijing Branch	Mortgage	Full	RMB 1,119,000.00 Yuan
China Merchants Bank Beijing Wanda Square Branch	Mortgage	Full	RMB 1,781,421 Yuan	July 5, 2007	Mortgage Cancellation in Chaoyang May 3, 2007

Special Seal for Mortgage of Housing Authority of Chaoyang District, Beijing (Seal)

Special Seal for Housing Ownership Registration of Construction Committee of Chaoyang District, Beijing (Seal)

Note

Construction Committee of Chaoyang District, Beijing

Completed and Issued by (Seal): Special Seal for Housing Ownership Registration of Construction Committee of Chaoyang District, Beijing (Seal)

Date of Completion and Issuance: October 8, 2005

Beijing Housing Register Form

Page 1/1	Unit of Area:	Square Meter (m2)

Location	Building 6#, Yard No.93, Jianguo Road, Chaoyang District									Drawing No.	I-2-2-90 (1)
Owner	Yu Hong Mei									Land No.
Type of Property	Private Property			Purpose of Housing		Dwelling (Apartment)		Area of Parcel Land		Total Area of Land Occupied Storied Building and One-Storey Building
Floor Area of One-Storey Building			Floor Area of Storied Building	127.09		Floor area of Storied Building and One-Storey Building					127.09
Building No.	Total Floors	Floor No.	Location & Housing No.	Structure	Year of Building	Number of Sets	Floor area	Including			Land Area Occupied by and Usable Area of Building
								Inside Floor Area (Including Balcony)	Floor Area of Balcony	Common Allocated Floor Area
No.6	30 (-02)	10th	No.1102	Reinforced concrete	2005	1	127.09	99.96		27.13

Subtotal of This Page							127.09	99.96		27.13
Total							127.09	99.96		27.13
Note: In addition, the floor area of m2 is not included in the above total floor area.
Remark	Coefficient: 0.271411

Date of Surveying: March 7, 2005	Filled in by: Yun Peng	Checked by:	Date of Fill-in: July 15, 2005

Supervised by Beijing Real Estate Surveying and Mapping Institute

Housing Ownership Certificate No.:

Land Certificate No.:

Land No.: I-2-2-90 Location: Building 6#, Yard No.93, Jianguo Road, Chaoyang District 阳台 Balcony Floor 10th

Mapped by: Yun Peng	Checked by:	March 7, 2005

Matters Needing Attention

1.	This certificate is a legal credential for the housing ownership. The housing ownership shall be protected by the laws of the People’s Republic of China.

2.	The housing owner must abide by the national laws, regulations, and rules concerning the real estate strictly.

3.	In case of the transfer of the real estate (Sales and purchase, exchange, donation, inheritance, division, appropriation, assignment, and judgment), change of the real estate (Change in legal name of the real estate proprietor or change in street and house number at which the housing is located, and the change in the current situation of the housing due to the partial reconstruction, demolition, collapse and burning-down of the housing), creation of other rights (Real estate mortgage right, pawning right, and so on), as well as the termination of the title to the real estate due to the extinction of housing or land, the expiration of the land usage term, and the termination of other rights, the obligee shall file the application for registration with the relevant certificates at the real estate ownership registration authority of the local people’s government in the jurisdiction where the housing is located in within the time limit as stipulated.

4.	Except for the certificate issuance authority and the filling-in organization, any other organization or individual shall not record any matter or affix any seal on such certificate.

5.	Whenever the real estate management authority has to check the property right for the requirement of work, the holder of the housing ownership certificate shall present such certificate.

6.	This certificate shall be kept properly; in the event that this certificate is lost or destroyed, the application shall be filed for reissuance.

No.: 02727803

Name: Yu Hongmei

Gender: Female Nationality: Han

Date of birth: August 10, 1978

Residing address: No.19, Xiaowang Road, Shinan District, Qingdao City, Shandong

ID No.: 130105197808101567

Only Used for Housing Renting

Resident Identity Card of the People’s Republic of China

Issuing Authority: Shinan Sub-Bureau of Qingdao Public Security Bureau

Validity Term: From July 23, 2014 to July 23, 2034